POPULAR, INC. Contact:	Exhibit 99.1
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Financial Results for the Quarter Ended March 31, 2008

San Juan, Puerto Rico, Friday, April 18, 2008 – Popular, Inc. (“the Corporation”) (NASDAQ: BPOP, BPOPO) reported net income for the quarter ended March 31, 2008 of $103.3 million, compared with $118.6 million in the same quarter of 2007. Basic and diluted earnings per common share (EPS) for the quarter ended March 31, 2008 were $0.36, compared with $0.41 for the quarter ended March 31, 2007. Net income for the first quarter of 2008 represented a return on assets (ROA) of 0.97% and a return on common equity (ROE) of 12.83%, compared with 1.02% and 12.91%, respectively, in the same quarter of 2007. This press release should be read in conjunction with the accompanying Financial Summary (Exhibit A), which is an integral part of this report.

Financial results for the quarter ended March 31, 2008 were principally impacted by the following categories (on a pre-tax basis compared to the first quarter of 2007):

•	Higher provision for loan losses for the first quarter of 2008, which increased by $71.9 million as compared with the same period in 2007, driven principally by higher net charge-offs and additional reserves for certain specific commercial and construction loans considered impaired.

•	Higher non-interest income by $55.8 million, mostly driven by increases on the sale of loans, higher other service fees and other revenues that were impacted by certain major events, which are described subsequently in this press release.

•	The results for the first quarter of 2008 were favorably impacted by the gain on sale of VISA shares amounting to approximately $49.3 million, but on a comparative basis to the same quarter in 2007 the impact of this sale is diluted as there were also non-recurring gains on the sale of securities in 2007, primarily $118.7 million from the sale of the Corporation’s interest in Telecomunicaciones de Puerto Rico, Inc. (“TELPRI”), as further described in the Non-interest Income section of this press release.

Update on U.S. strategic events during the first quarter of 2008

•	Sale of Banco Popular North America’s (“BPNA”) retail bank branches in Houston, Texas to Prosperity Bank. The Corporation realized a gain of $12.8 million in the first quarter of 2008.

•	Sale of certain assets of Equity One, a subsidiary of Popular Financial Holdings, Inc. (“PFH”), to American General Financial (“American General”), a member of American International Group. As part of the transaction, American General acquired $1.4 billion of mortgage and consumer loans as well as some of Equity One’s branches. The remaining Equity One branches were substantially closed by March 31, 2008. This PFH Branch Network restructuring transaction resulted in charges of approximately $17.3 million in the first quarter of 2008. The gain on sale of loans approximated $54.3 million, which included the premium paid by American General as well as the recovery of the write-down taken at the time the loans were reclassified to loans held-for-sale. That write-down corresponded to the allowance for loan losses allocated to the specific portfolio.

•	The Corporation adopted the fair value option under the provisions of SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities — Including an Amendment of FASB Statement No. 155, to approximately $1.2 billion of whole loans held by PFH. Additionally, the Corporation elected the fair value option for approximately $287 million of loans and $287 million of bond certificates associated with PFH’s on-balance sheet securitizations. The Corporation recognized a $262 million negative after-tax adjustment ($409 million before tax) to beginning retained earnings due to the transitional adjustment for electing the fair value option on the previously described financial instruments. During the first quarter of 2008, the Corporation recorded through earnings $3 million in unfavorable valuation adjustments on these financial instruments measured at fair value. The fair value of the loans and bonds as of January 1st and March 31, 2008 was provided by an external source and the assumptions were validated internally by management with market data and other pricing indicators obtained from another sources.

In its Form 10-K filed on February 29th, 2008, the Corporation had disclosed that it expected to recognize a negative after-tax fair value adjustment upon the adoption of SFAS No. 159 in the range of $158 million and $169 million, which differs from the $262 million reported in this press release. The difference resulted principally from refinement of the valuation methodology used and validation of the assumptions, which at the time of the Form 10-K filing were under evaluation as expressed in that report.
Management believes that the adoption of the fair value option of SFAS No. 159 for these specific financial instruments enables the Corporation to portray a clearer picture of Popular’s real exposure with respect to PFH’s outstanding loan portfolio and bond certificates.

“Excluding non-recurrent items, the quarter was a difficult one as credit and markets continued to deteriorate,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. “We have reduced our U.S. mortgage exposure but we expect economic conditions to stay under stress.”

Net interest income

Net interest income for the first quarter of 2008 was $2.2 million higher than in the first quarter of 2007. The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended March 31, 2008, compared with the same quarter in 2007:

	Average balances				Average Yields / Costs
	1st Quarter	1st Quarter	Dollar	%	1st Quarter	1st Quarter
(Dollars in billions)	2008	2007	Variance	Variance	2008	2007	Variance
Money market, trading and investment securities	$10.2	$11.3	($1.1)	(10%)	4.69%	4.58%	0.11%

Loans:
Commercial *	15.7	14.7	1.0	7	6.72	7.67	(0.95)
Mortgage	6.9	11.5	(4.6)	(40)	7.49	7.02	0.47
Consumer	5.7	5.3	0.4	8	10.45	10.78	(0.33)
Lease financing	1.1	1.2	(0.1)	(8)	8.03	7.89	0.14

Total loans **	29.4	32.7	(3.3)	(10)	7.68	7.95	(0.27)

Total earning assets	$39.6	$44.0	($4.4)	(10%)	6.90%	7.09%	(0.19%)

Interest bearing deposits	$23.4	$20.4	$3.0	15%	3.35%	3.45%	(0.10%)
Short-term borrowings	6.4	9.7	(3.3)	(34)	4.07	5.20	(1.13)
Long-term borrowings **	4.6	8.6	(4.0)	(47)	5.56	5.69	(0.13)

Total interest bearing liabilities	34.4	38.7	(4.3)	(11)	3.78	4.39	(0.61)

Non-interest bearing sources of funds	5.2	5.3	(0.1)	(2)

Total funds	$39.6	$44.0	($4.4)	(10%)	3.29%	3.86%	(0.57%)

Net interest spread					3.12%	2.70%	0.42%

Net interest yield					3.61%	3.23%	0.38%

*Includes commercial construction loans
** Excludes unrealized gains and losses on loans / borrowings measured at fair value pursuant to SFAS No. 159

The increase in the net interest yield was mainly the result of lower funding costs on short-term borrowings influenced by the reductions in interest rates by the Federal Reserve and to the reduction of the investment portfolio due to the maturity of low yield investments, partially offset by the repricing of the floating rate commercial loan portfolio and the origination activity in a lower rate environment.

The reduction in average earning assets for the first quarter of 2008 when compared to the same quarter in 2007 was principally due to the sale of a significant portion of PFH’s mortgage and consumer loan portfolio, the recharacterization transaction completed in December 2007, as well as the discontinuance of originating new loans at that subsidiary and the reduction in E-LOAN due to the restructuring plan commenced in the fourth quarter of 2007. Also affecting the volume of earning assets, as mentioned above, was the decrease in the reinvestment activity of maturing securities, partially offset by a higher volume of commercial and consumer loans.

Provision for loan losses and credit quality

The provision for loan losses totaled $168.2 million or 172% of net charge-offs for the quarter ended March 31, 2008, compared with $96.3 million or 125%, respectively, for the same quarter in 2007, and $203.0 million or 143%, respectively, for the quarter ended December 31, 2007. The provision for loan losses for the quarter ended March 31, 2008, when compared with the same quarter in 2007, reflects higher net charge-offs by $21.0 million, mainly in the commercial loan portfolio by $15.2 million, consumer loans by $15.2 million and lease financing by $0.5 million, partially offset by a reduction of $9.9 million in mortgage loans. The latter was influenced in part by the reduced mortgage loan volume at PFH due to the restructuring activities that took effect in 2007 and beginning of 2008. Also, the higher level of provision for the quarter ended March 31, 2008 reflects potential losses inherent in the loan portfolio as a result of current economic conditions and deteriorating credit quality trends, primarily in the commercial and construction loan portfolio and in the U.S. mainland consumer loan portfolio. Non-performing commercial and construction loans increased by $300 million from March 31, 2007 to the same date in 2008, primarily in Banco Popular de Puerto Rico by $210 million.

The decrease of $43.7 million in net charge-offs for the quarter ended March 31, 2008, compared with the fourth quarter of 2007, resulted primarily from lower net charge-offs in mortgage loans by $45.0 million due to the decline in the mortgage loan portfolio, including the impact of the reduction in the loan portfolio due to the PFH recharacterization and the loans accounted under the fair value option election.

The following table presents annualized net charge-offs to average loans by loan category.

Annualized net charge-offs to average
loans measured at historical cost
	1st Quarter	4th Quarter	1st Quarter
	2008	2007	2007
Commercial	0.75%	0.75%	0.38%
Lease financing	1.80	0.95	1.46
Mortgage	0.86	2.25	0.74
Consumer	4.25	3.74	2.94

Total portfolio	1.48%	1.75%	0.96%

The increase in the lease financing net charge-offs to average lease financing loans ratio for the first quarter of 2008, when compared with the first and fourth quarters in the previous year, was associated with higher delinquencies in the Puerto Rico operations due to the current recessionary environment.

Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 2.18% of loans measured at historical cost at March 31, 2008, compared with 1.96% at December 31, 2007 and 1.70% at March 31, 2007. The allowance for loan losses increased by $30.5 million since December 31, 2007 as the net result of additional reserves for specific commercial loans considered impaired, higher reserves for U.S. consumer loan portfolios, offset by the reduction in reserves related to PFH’s loan portfolio accounted at fair value.

Non-performing assets, excluding non-performing loans measured at fair value (SFAS No. 159), increased by $14 million since December 31, 2007 primarily related to commercial loans by $63 million, construction loans by $76 million and consumer loans by $8 million. These increases were partially offset by the decrease in non-performing mortgage loans by $139 million due to the sale to American General. Total non-performing loans measured at fair value (SFAS No. 159) amounted to $110 million at March 31, 2008.

Non-interest income

Non-interest income totaled $308.0 million for the quarter ended March 31, 2008, an increase of $55.8 million or 22% compared with the same quarter in 2007. This increase resulted from the following principal factors / variances:

•	Increase on the gain on sale of loans by $65.3 million, primarily due to the gain on sale of loans to American General which approximated $54.3 million in $1.4 billion of loans as described earlier;

•	Higher other service fees by $17.6 million which was principally due to increases in debit and credit card fees and investment banking fees;

•	Trading account profits of $4.5 million in the first quarter of 2008, compared to trading losses of $14.2 million in the first quarter of 2007. This favorable variance resulted from (1) lower unfavorable valuation adjustments in the fair value of residual interests by PFH classified as trading securities. These unfavorable fair value adjustments on residual interests classified as trading securities totaled $8.9 million for the quarter ended March 31, 2008, compared to $23.5 million for the same quarter in 2007, and (2) higher trading profits in the mortgage banking business in the Puerto Rico operations by $3.8 million resulting principally from the sale of mortgage-backed securities;

•	Gain of $12.8 million on the sale of BPNA’s retail bank branches as indicated earlier;

Partially offset by:

•	A decrease of $33.8 million in gains on the sale and valuation adjustments of investment securities. This decrease consisted principally of:

•	The gain on the sale of TELPRI’s shares of common stock of $118.7 million in the first quarter of 2007, compared principally to gains of $49.3 million on the sale of VISA shares in the first quarter of 2008.

•	Offset in part by lower other-than-temporary impairments on PFH’s residual interest derived from securitizations. The impairments on residual interests classified as available-for-sale amounted to $2.3 million in the first quarter of 2008, compared to losses of $29.4 million in the same quarter of the previous year.

•	Other reductions in non-interest income influenced by factors such as lower earnings from investments accounted at equity.

Non-interest expenses

Operating expenses totaled $372.5 million for the quarter ended March 31, 2008, a decrease of $2.8 million, or approximately 1%, compared with the same quarter in 2007. Operating expenses included charges associated to the restructuring plans at PFH and E-LOAN of $17.0 million for the first quarter of 2008 and $15.1 million for the first quarter of 2007. Excluding these restructuring related charges, operating expenses totaled $355.5 million for the first quarter of 2008, compared to $360.2 million in the first quarter of 2007.

Income tax expense amounted to $21.1 million for the quarter ended March 31, 2008, compared with $16.8 million in the same quarter of 2007. The effective tax rate for the first quarter of 2008 was 17.0%, compared with 12.4% in the same quarter of 2007. This higher tax rate was impacted by lower income subject to a capital gains tax rate and the taxable loss in the U.S. operations in the first quarter of 2007.

Balance sheet information

The accompanying Exhibit A provides information on principal categories of the Corporation’s balance sheet at March 31, 2008, December 31, 2007, and March 31, 2007 and the following sections provide more detailed information.

A breakdown of the Corporation’s investment securities available-for-sale and held-to-maturity is provided below:

	March 31,	December 31,		March 31,
(In millions)	2008	2007	Variance	2007	Variance
U.S Treasury securities	$482.0	$471.1	$10.9	$475.3	$6.7
Obligations of U.S. government sponsored entities	5,025.9	5,893.1	(867.2)	6,207.2	(1,181.3)
Obligations of Puerto Rico, states and political subdivisions	176.1	178.0	(1.9)	185.9	(9.8)
Collateralized mortgage obligations	1,349.2	1,396.8	(47.6)	1,590.4	(241.2)
Mortgage-backed securities	958.6	1,010.1	(51.5)	1,000.6	(42.0)
Equity securities	28.7	34.0	(5.3)	70.9	(42.2)
Other	13.9	16.5	(2.6)	35.5	(21.6)

Total	$8,034.4	$8,999.6	($965.2)	$9,565.8	($1,531.4)

A breakdown of the Corporation’s total loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	March 31, 2008	December 31, 2007	Variance	March 31, 2007	Variance
Commercial and construction	$15.7	$15.6	$0.1	$14.8	$0.9
Mortgage	5.9	7.4	(1.5)	11.6	(5.7)
Consumer	5.2	5.7	(0.5)	5.3	(0.1)
Lease financing	1.1	1.2	(0.1)	1.2	(0.1)

Total	$27.9	$29.9	($2.0)	$32.9	($5.0)

The decline in mortgage and consumer loans was principally due to the sale of PFH’s loans to American General, and unrealized losses due to adjustments on the loan portfolio measured at fair value, which primarily impacted consumer and mortgage loans.

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	March 31, 2008	December 31, 2007	Variance	March 31, 2007	Variance
Demand *	$4.8	$5.1	($0.3)	$4.7	$0.1
Savings	10.0	9.8	0.2	9.4	0.6
Time	12.2	13.4	(1.2)	10.6	1.6

Total deposits	$27.0	$28.3	($1.3)	$24.7	$2.3

* Includes non-interest and interest bearing demand deposits

The decline in deposits from December 31, 2007 to March 31, 2008 included a reduction in brokered certificates of deposit (“CDs”) of $0.6 billion. Brokered CDs amounted to $2.5 billion at March 31, 2008, $3.1 billion at December 31, 2007 and $0.7 billion at March 31, 2007. The decrease in time deposits from December 31, 2007, excluding the impact of the brokered CDs, was reflected in the Corporation’s banking operations in Puerto Rico and the U.S. mainland, primarily due to market competition.

The accompanying Exhibit A also provides information on outstanding borrowings and stockholders’ equity at March 31, 2008 and 2007, and December 31, 2007.

The decline in borrowings from December 31, 2007 to March 31, 2008 was principally impacted by the reduction in financing requirements due to the sale of the PFH loan portfolio.

Stockholders’ equity totaled $3.5 billion at March 31, 2008, compared with $3.6 billion at December 31, 2007 and $3.7 billion at March 31, 2007. The decline in stockholders’ equity from the end of 2007 to March 31, 2008 was mainly due to the $262 million negative after-tax adjustment to beginning retained earnings due to the transitional adjustment for electing the fair value option as previously described, offset by a favorable change after tax of $93 million in the valuation of investment securities available-for-sale. The estimated ratios of total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage approximated 10.80%, 9.55% and 7.40%, respectively, at March 31, 2008, compared to 11.38%, 10.12%, and 7.33%, respectively, at December 31, 2007.

Forward-Looking statements

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, losses on the subprime portfolio, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN, and Popular Financial Holdings (“PFH”). BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN offers online consumer direct lending and provides an online platform to raise deposits for BPNA. PFH primarily continues to carry a maturing loan portfolio and operates a mortgage loan servicing unit. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 114 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

					1 st
					Quarter
					2008 vs
			1 st		4th
Financial Summary	For the quarter ended		Quarter	Quarter ended	Quarter
(unaudited)	March 31,		2008 vs 2007	December 31	2007
	2008	2007	$ Variance	2007	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$680,943	$773,595	($92,652)	$779,439	($98,496)

Interest expense	323,754	418,613	(94,859)	416,564	(92,810)

Net Interest income	357,189	354,982	2,207	362,875	(5,686)

Provision for loan losses	168,222	96,346	71,876	203,044	(34,822)

Net interest income after provision for loan losses	188,967	258,636	(69,669)	159,831	29,136

Net gain (loss) on sale and valuation adjustments of investment securities	47,940	81,771	(33,831)	(24,698)	72,638

Trading account profit (loss)	4,464	(14,164)	18,628	4,190	274

Gain (loss) on sale of loans and valuation adjustments of loans held-for-sale	68,745	3,434	65,311	(76,689)	145,434

Losses from changes in fair value related to instruments carried at fair value pursuant to SFAS N. 159	(3,020)	—	(3,020)	—	(3,020)

Other non-interest income	189,846	181,135	8,711	168,957	20,889

Total non-interest income	307,975	252,176	55,799	71,760	236,215

Personnel costs	175,179	178,375	(3,196)	173,286	1,893

Amortization of intangibles	2,492	2,983	(491)	2,414	78

Goodwill and trademark impairment losses	—	—	—	211,751	(211,751)

Other operating expenses	194,844	193,970	874	233,746	(38,902)

Total operating expenses	372,515	375,328	(2,813)	621,197	(248,682)

Net income (loss) before income tax	124,427	135,484	(11,057)	(389,606)	514,033

Income tax expense (benefit)	21,137	16,837	4,300	(95,513)	116,650

Net income (loss)	$103,290	$118,647	($15,357)	($294,093)	$397,383

Net income (loss) applicable to common stock	$100,312	$115,669	($15,357)	($297,071)	$397,383

Basic and diluted earnings (losses) per common share	$0.36	$0.41		($1.06)

Dividends declared per common share	$0.16	$0.16		$0.16

Average common shares outstanding	280,254,814	279,079,065		279,905,592

Average common shares outstanding – assuming dilution	280,959,682	279,226,577		279,905,592

Common shares outstanding at end of period	280,547,741	279,073,657		280,029,215

Market value per common share	$11.66	$16.56		$10.60

Book value per common share	$11.71	$12.72		$12.12

Market capitalization – (In millions)	$3,271	$4,621		$2,968

Selected Average Balances – (In millions)

Total assets	$42,705	$47,310	($4,605)	$46,918	($4,213)

Investment securities available-for-sale and held-to-maturity	8,392	10,055	(1,663)	9,276	(884)

Trading and other investment securities	1,063	889	174	950	113

Total loans *	29,349	32,658	(3,309)	32,700	(3,351)

Earning assets *	39,582	43,978	(4,396)	43,630	(4,048)

Deposits	27,557	24,333	3,224	27,339	218

Borrowings *	11,034	18,322	(7,288)	14,897	(3,863)

Interest-bearing liabilities *	34,416	38,663	(4,247)	38,099	(3,683)

Stockholders’ equity	3,332	3,822	(490)	3,834	(502)

Selected Financial Data at Period-End – (In millions)

Total assets	$41,822	$47,165	($5,343)	$44,411	($2,589)

Investment securities available-for-sale and held-to-maturity	8,034	9,566	(1,532)	9,000	(966)

Trading and other investment securities	814	801	13	985	(171)

Total loans	27,931	32,881	(4,950)	29,911	(1,980)

Earning assets	37,681	43,888	(6,207)	40,902	(3,221)

Deposits	26,967	24,738	2,229	28,334	(1,367)

Borrowings	10,392	17,843	(7,451)	11,561	(1,169)

Interest-bearing liabilities	33,105	38,404	(5,299)	35,384	(2,279)

Stockholders’ equity	3,472	3,736	(264)	3,582	(110)

Performance Ratios

Net interest yield **	3.61%	3.23%		3.32%

Return on assets	0.97	1.02		(2.49)

Return on common equity	12.83	12.91		(32.32)

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$97.8	$76.8	$21.0	$141.5	($43.7)

Allowance for loan losses	$579	$542	$37	$549	$30

Non-performing assets, excluding loans measured at fair value	$866	$859	$7	$852	$14

Non-performing loans measured at fair value (SFAS No. 159)	$110	—	$110	—	$110

Non-performing loans, excluding loans measured at fair value, to loans measured at historical cost	2.94%	2.42%		2.75%

Non-performing loans measured at fair value to loans measured at fair value (SFAS No. 159)	11.91	—		—

Allowance for loan losses to non-performing loans measured at historical cost	74.21	70.37		71.21

Allowance for loans losses to loans measured at historical cost	2.18	1.70		1.96

* Unrealized gains and losses on loans and / or borrowings carried at fair value pursuant to SFAS No. 159 option election are excluded from these average balances.
**Not on a taxable equivalent basis.
Note: Certain reclassifications have been made to prior periods to conform with this quarter.